Exhibit 99.1

Heritage Insurance Holdings, Inc. Reports Financial Results for First Quarter of 2017

Clearwater, Fla., May 3, 2017 - Heritage Insurance Holdings, Inc. (NYSE:HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported its financial results for the fiscal quarter ended March 31, 2017.

First Quarter Highlights

•	Gross premiums earned increased 2% for Q1 2017 as compared to Q1 2016

•	Loss ratio improved by 13.9 points in Q1 2017 as compared to Q1 2016

•	Net income of $6.0 million for Q1 2017

•	Book value per share increased 6% as compared to Q1 2016 to $12.67

•	Stockholders’ equity of $360.8 million at March 31, 2017

•	Repurchased 361,211 shares for a total of $4.5 million in Q1 2017

Bruce Lucas, the Company’s Chairman and CEO, said, “The first quarter is marked by some very favorable developments. Year over year, our loss ratio improved 13.9 points. We ended the quarter with a 30.2% loss ratio, which was better than our previous forecast. Tri-County continues to lead Florida in assignment of benefits and other abusive claims practices. However, as a result of underwriting actions that we initiated a year ago, our Tri-County claims were down approximately 30% compared to the first quarter of 2016. This trend is encouraging and helps to improve our underwriting profit while decreasing costly AOB claims. We have initiated two rate increases that are targeted to the Tri-County and results have been positive thus far as there has been a slight decrease in our policy retention rate countered by an increase in average premium per policy. This approach should benefit the Company as we move forward. We have almost completed our 2017 reinsurance program and we are anticipating meaningful savings compared to the 2016 treaty. Our voluntary production continues to grow and is further diversifying our risk profile. We are off to a great start in 2017.”

Results of Operations

The following table summarizes our results of operations for the three months ended March 31, 2017 and 2016 (in thousands, except percentages and per share amounts):

	Three Months Ended March 31,
	2017	2016	Change
Revenue
Gross premiums written	$142,235	$147,266	(3)%
Gross premiums earned	$154,608	$151,943	2%
Ceded premiums	$(62,432)	$(45,601)	37%
Net premiums earned	$92,176	$106,342	(13)%

Total revenue	$99,293	$111,565	(11)%
Operating income	$11,890	$12,040	(1)%
Income before taxes	$9,709	$12,040	(19)%
Net income	$5,983	$7,423	(19)%

Per Share Data:
Book value per share	$12.67	$11.94	6%
Earnings per diluted share	$0.21	$0.24	(13)%

Return on average equity	6.7%	8.3%	(1.6	)pts

Ratios to Gross Premiums Earned:
Ceded premium ratio	40.3%	30.0%	10.3	pts
Loss ratio	30.2%	44.1%	(13.9	)pts
Operating expense ratio	26.4%	21.4%	5.0	pts
Combined ratio	96.9%	95.5%	1.4	pts

Ratios to Net Premiums Earned:
Loss ratio	50.6%	63.0%	(12.4	)pts
Operating expense ratio	44.2%	30.6%	13.6	pts
Combined ratio	94.8%	93.6%	1.2	pts

Quarterly Financial Results

Net income for the first quarter of 2017 was $6.0 million compared to $7.4 million for the first quarter of 2016. The increase in gross earned premium and reduction of loss related expenses was offset by an increase in ceded premium. Operating income was relatively flat between periods. Interest and amortization expense of $2.2 million recorded this quarter on our senior secured notes issued in December 2016 contributed to the decrease in pretax income.

Gross premiums earned increased to $154.6 million for the first quarter of 2017 compared to $151.9 million for the first quarter of 2016. First quarter 2017 gross premiums earned included a full quarter for the Zephyr business, which was approximately $12.8 million higher than a year ago. The first quarter 2016 gross premiums earned included only 10 days of the Zephyr business due to the closing of the Zephyr acquisition on March 21, 2016. Offsetting this increase was a reduction in gross premium earned in Florida, as we have not participated in assumptions from Citizens or written new personal residential business in the Tri-County area for nearly 12 months.

Ceded premiums as a percentage of gross premiums earned were 40.3% for the first quarter of 2017 compared to 30.0% for the first quarter of 2016. Approximately 2.5 percentage points of the increase in the ceded premium ratio was due to a change in the business mix to include more wind-only and commercial residential business, which has a higher catastrophe reinsurance cost. The first quarter 2016 ratio was approximately 5.8 percentage points lower due to the benefits of assuming policies from Citizens during the fourth quarter of 2015 and the first quarter of 2016. The ceded premium ratio for the first quarter of 2017 was approximately 2 percentage points higher due to the reduction in gross premiums earned.

The loss ratio as measured against gross premiums earned improved to 30.2% for the first quarter of 2017 as compared to 44.1% for the first quarter of 2016. The loss ratio for the first quarter of 2016 included approximately 9.5 percentage points of adverse prior year loss development compared to virtually no comparable development for the first quarter of 2017. In addition, weather related claims were 4.4 percentage points lower this quarter compared to a year ago.

The Company’s operating expense ratio on a gross basis was 26.4% for the first quarter of 2017 compared to 21.4% for the first quarter of 2016. The first quarter of 2016 expense ratio benefited from the Citizens assumption activity by 2.3 percentage points, due to the lack of acquisition expenses associated with the assumptions. In addition, the expense ratio for the first quarter of 2017 included 1.6 percentage points for the amortization of intangible assets associated with our acquisition of Zephyr.

Overall, Heritage’s combined ratio on a gross basis was 96.9% for the first quarter of 2017 compared to 95.5% for the first quarter of 2016. The combined ratio for the first quarter of 2017 included the higher ceded premium and expense ratios offset partially by the improved loss ratio.

Book Value Analysis

Book value per share increased by 2% from $12.41 at December 31, 2016 to $12.67 at March 31, 2017. The increase in the Company’s book value reflects the repurchase of 361,211 shares of common stock in the first quarter pursuant to the Company’s repurchase program.

	As of
Book Value Per Share	March 31, 2017	December 31, 2016	March 31, 2016
Numerator:
Common stockholders’ equity	$360,831	$357,959	$356,245

Denominator:
Total shares outstanding	28,479,232	28,840,443	29,829,110

Book value per common share	$12.67	$12.41	$11.94

Conference Call Details:

Thursday, May 4, 2017 – 8:30 a.m. EDT

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

Consolidated Statements of Income and Other Comprehensive Income

(In thousands, except share and per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2017	2016
REVENUE:
Gross premiums written	$142,235	$147,266
Change in gross unearned premiums	12,373	4,677

Gross premiums earned	154,608	151,943
Ceded premiums	(62,432)	(45,601)

Net premiums earned	92,176	106,342
Net investment income	2,502	2,037
Net realized gains	771	381
Other revenue	3,844	2,805

Total revenue	99,293	111,565
OPERATING EXPENSES:
Losses and loss adjustment expenses	46,647	66,963
Policy acquisition costs	23,442	18,128
General and administrative expenses	17,314	14,434

Total operating expenses	87,403	99,525

Operating income	$11,890	$12,040
Interest expense, net	1,944	—
Amortization of debt issuance costs	237	—

Income before income taxes	9,709	12,040

Provision for income taxes	3,726	4,617

Net income	$5,983	$7,423

OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains on investments	3,981	4,082
Reclassification adjustment for net realized investment gains	(771)	(381)
Income tax expense related to items of other comprehensive income	(1,236)	(1,422)

Total comprehensive income	$7,957	$9,702

Weighted average shares outstanding
Basic	28,806,709	30,367,884

Diluted	28,806,709	30,491,579

Earnings per share
Basic	$0.21	$0.24
Diluted	$0.21	$0.24

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Fixed maturity securities, available for sale, at fair value (amortized cost of $576,097 and $576,911 in 2017 and 2016 respectively)	$572,904	$571,011
Equity securities, available for sale, at fair value (cost of $34,634 and $34,190 in 2017 and 2016 respectively)	32,934	31,971

Total investments	605,838	602,982
Cash and cash equivalents	104,735	105,817
Restricted cash	18,440	20,910
Accrued investment income	5,009	4,764
Premiums receivable, net	34,580	42,720
Prepaid reinsurance premiums	46,058	106,609
Income taxes receivable	6,424	10,713
Deferred policy acquisition costs, net	41,215	42,779
Property and equipment, net	16,944	17,179
Intangibles, net	24,084	26,542
Goodwill	46,454	46,454
Other assets	5,623	5,775

Total Assets	$955,404	$1,033,244

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$131,572	$140,137
Unearned premiums	305,650	318,024
Reinsurance payable	40,924	96,667
Note payable, net of issuance costs	73,040	72,905
Deferred income taxes	3,817	3,003
Advance premiums	22,081	18,565
Accrued compensation	3,469	4,303
Other liabilities	14,020	21,681

Total Liabilities	$594,573	$675,285

Stockholders’ Equity:
Common stock, $0.0001 par value, 50,000,000 shares authorized, 29,379,232 shares issued and 28,479,232 outstanding at March 31, 2017 and 29,740,441 shares issued and 28,840,443 outstanding at December 31, 2016	3	3
Additional paid-in capital	206,931	205,727
Accumulated other comprehensive loss	(3,044)	(5,018)
Treasury stock, at cost, (2,120,541) shares at March 31, 2017 and (1,759,330) shares at December 31, 2016	(30,068)	(25,562)
Retained earnings	187,009	182,809

Total Stockholders’ Equity	360,831	357,959

Total Liabilities and Stockholders’ Equity	$955,404	$1,033,244

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiaries, Heritage Property & Casualty Insurance Company and Zephyr Insurance Company, write approximately $565 million and $58 million, respectively, of personal and commercial residential premium through a large network of experienced agents. The Company is currently writing property and casualty insurance policies in Florida, Hawaii, North Carolina, South Carolina and Georgia. Heritage Insurance Holdings, Inc. is led by a seasoned senior management team with an average of 30 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s marketing initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 15, 2017. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Heritage Insurance Holdings Inc.

Investor Contact:

Steve Martindale, CFO

727-362-7203

smartindale@heritagepci.com

or

Melanie Skijus, Investor Relations Director

727-362-7262

mskijus@heritagepci.com